UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Date of Report:  January 21, 2015

SPORTS VENUES OF FLORIDA, INC.
(Exact name of registrant as specified in its charter)

Florida	333-169145	27-0645694
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 691824, Orlando, Florida 32869
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 516-375-6649

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Preliminary Note

We are filing this report on 8-K voluntarily, because we do not have a class of equity securities registered under Section 12 of the Exchange Act and have less than 300 stockholders of record.  Accordingly, we are not required to file this report.

Section 5 - Corporate Governance and Management

The CEO/Chairman, John V. Whitman Jr., who suffered severe injuries in an accident on July 11, 2013, has recovered.  Mr. Whitman has one final knee surgery scheduled for February 12, 2015. Recovery time is estimated to be one week. Mr. Whitman has committed to devote 100% of his time and energy to the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Company has made no changes to its capital structure, Bylaws or Change in Fiscal Year since last reported on April 30, 2014

Section 8 - Other Events

Item 8.01 Other Events.

Management has reached a tentative agreement to purchase 192-acres of land located in Tampa, Florida for the purpose of building its youth sports complex.  The Company will have a period of 6-months to complete its due diligence. Due diligence includes but is not limited to environmental studies, permitting, zoning and design. If the company determines the property will not work for its business it will be under no obligation to close and it will not suffer a financial penalty. If the company determines the property will work it will be obligated to pay a total of $3,360,000 or $17,500 per acre. The company has identified several private equity firms who will participate in financing the property once due diligence is completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTS VENUES OF FLORIDA, INC.

By:  /s/ John V. Whitman, Jr.
John V. Whitman, Jr.
Chief Executive Officer

January 21, 2015